ANNUAL PERFORMANCE CERTIFICATION
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement dated as of August 11, 2005
(the “Agreement”), by and among Structured Asset Securities Corporation, as Depositor, Wachovia Bank, N. A.,
 as Master Servicer, LaSalle Bank, N.A., as Trustee, ABN AMRO Bank N.V. as Fiscal Agent,
and LNR Partners, Inc., as Special Servicer
(LBUBS 2005-C5)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the “Company”), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2005 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects throughout such period ended December 31, 2005, (iii) the Company has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

                                                /s/ Susan K. Chapman
                                                Susan K. Chapman
                                                Vice President
                                                LNR Partners, Inc.